Exhibit 99.1

For Immediate Release	Media Contacts Karen S. Konecny (830) 302-5210 konecnyk@rushenterprises.com Allison Teska, MBA (830) 302-5243 teskaa@rushenterprises.com

Rush Enterprises Acquires Certain Assets of Summit Truck Group

San Antonio, TX, December 14, 2021 —Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, has acquired certain assets of Summit Truck Group, one of the largest International brand commercial vehicle dealership groups in the United States.

The acquisition, which is the largest acquisition in the Company’s history, expands the Company’s network of Rush Truck Centers to 125 franchised dealership locations in 22 states. The sixteen newly acquired International brand commercial vehicle dealerships include five locations in Arkansas, three locations in Kansas, seven locations in Missouri and one location in Tennessee. The acquisition also includes Idealease commercial vehicle leasing operations at eight locations, five within the acquired International dealership locations and three in stand-alone Idealease facilities, a used truck sales facility in Kansas City and a collision center in Memphis. IC Bus, Isuzu and Dennis Eagle franchises are included at certain dealership locations. The Company also acquired Summit Truck Group’s dealership facility in Wichita Falls, Texas, which the Company will operate as a full-service Peterbilt commercial vehicle dealership.

"This acquisition will strengthen our dealership network in several of the most important trucking markets in the United States,” said W. M. "Rusty" Rush, Chairman, CEO and President of Rush Enterprises, Inc. “I am especially thankful to the employees of Summit Truck Group and Rush Enterprises who have worked tirelessly over the last few months to complete this transaction. We could not have completed this acquisition without a lot of work from the great teams at both companies. I have tremendous respect for the excellent customer service reputation that the employees of Summit Truck Group have built over the years, and we are excited to welcome many of them into the Rush Enterprises family,” Rush added.

Rush Enterprises had revenues of $ 4.7 billion in 2020, while the operations associated with the assets acquired from Summit Truck Group had unaudited revenues of approximately $450 million in 2020. The purchase price for the assets of Summit Truck Group was approximately $205 million, excluding the real property associated with the transaction. The Company will finance approximately $102 million of the purchase price under its floor plan and lease and rental truck financing arrangements. The Company purchased certain real estate owned by affiliates of Summit Truck Group for approximately $56 million. The Company expects the transaction to be immediately accretive to cash flow and earnings.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with 139 locations in 23 states, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Forward-Looking Statements

Certain statements contained herein, including those concerning the acquisition of Summit Truck Group's impact on the Company's cash flow and earnings are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, difficulty in integrating the operations of Summit Truck Group’s assets into the Company in an efficient and effective manner, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, product introductions and acceptance, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

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